CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of American Funds Money Market Fund on Form N-14 of our reports dated November 5, 2008, relating to the financial statements and financial highlights which appears in the September 30, 2008 Annual Report to Shareholders of The Cash Management Trust of America and The U.S. Treasury Money Fund of America, which is also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
March 24, 2009